Exhibit (j)(2)
SEWARD & KISSEL LLP
1200 G Street, NW
Washington, D.C. 20005
202-737-8833
April 29, 2011
Board of Directors
Homestead Funds, Inc.
4301 Wilson Boulevard
Arlington, VA 22203
     Re: Homestead Funds, Inc.
Directors:
      We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional information filed as part of the post-effective amendment No. 43 to the Form N-1A registration statement for Homestead Funds, Inc. (File No. 33-35788). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,
/s/ Seward & Kissel LLP
Seward & Kissel LLP